Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER EQUITY, L.P.

REPORTS THIRD QUARTER AND YEAR-TO-DATE RESULTS

Dallas, Texas – July 17, 2006 – Energy Transfer Equity, L.P. (NYSE:ETE) Reports Third Quarter and Year-to-Date Income Boosted by Record Income from Energy Transfer Partners.

Energy Transfer Equity, L.P. (“ETE” or “the Partnership”) reported a 77% increase in third quarter income from continuing operations. “We are very pleased with the financial results this quarter as we showed impressive growth in both our income from continuing operations and distributions to our Unitholders,” said John McReynolds, President and Chief Financial Officer. “We look forward to having a very successful first year as a public company.”

The Partnership’s financial statements reflect its ownership interests relating to Energy Transfer Partners, L.P. (NYSE:ETP). Consequently, both the three and nine-month periods benefited from the results of operations of the Houston Pipeline transportation and storage assets which were purchased in January, 2005 by ETP. There were also increased volumes and synergies realized by ETP from operating the pipeline assets as an integrated system.

ETE reported net income for the third quarter ended May 31, 2006 of $43.3 million, as compared to income from continuing operations of $24.4 million for the third quarter ended May 31, 2005, an increase of $18.9 million, or 77%.

For the nine months ended May 31, 2006, net income was $107.3 million as compared to income from continuing operations of $76.0 million for the nine months ended May 31, 2005, an increase of $31.3 million, or 41%.

For the three months ended May 31, 2006, the Partnership had Distributable Cash (a “non-GAAP measure,” as defined below) of $33.9 million and has declared a total distribution to its general and limited partners of $32.6 million, which will be paid on July 19, 2006. The current distribution of $0.2375 per unit (an annualized rate of $0.95 per unit) represents a 19% increase in the annualized unit distribution rate.

Net income was $79.8 million and $133.0 million for the three and nine months ended May 31, 2005, respectively, which includes income from discontinued operations of $55.4 million and $57.0 million, respectively (net of income taxes and minority interests).

Net income for the three and nine month periods ended May 31, 2006 was affected by a $33.4 million and $199.5 million increase, respectively, in minority interest expense. The minority interest expense primarily represents partnership interests in Energy Transfer Partners, L.P. that ETE does not own. An increase in the net income of ETP results in a greater amount of income attributable to the partnership interests not owned by ETE, thereby increasing the minority interest expense on ETE’s books. Net income for the nine months ended May 31, 2006 was also affected by a non-cash expense of $52.9 million related to the issuance of the Partnership’s Class B Units at the time of the Partnership’s initial public offering in February 2006.

Net cash provided by operating activities for the ETE parent company on a stand-alone basis for the three months ended May 31, 2006 was $36.3 million. The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in ETP. ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnerships defines Distributable Cash as cash distributions expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash is cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”).

The accompanying analysis of Distributable Cash is presented only for the three month period ended May 31, 2006. Prior period information is not comparable or meaningful due to ETE’s initial public offering in February 2006.

Energy Transfer Equity, L.P. owns the general partner interests, 50% of the incentive distribution rights and approximately 33% of the outstanding limited partner interests of Energy Transfer Partners, L.P. (NYSE:ETP). Energy Transfer Partners, L.P. owns a diversified portfolio of energy assets, including natural gas operations consisting of approximately 11,700 miles of natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. Energy Transfer Partners, L.P. is also one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 440 customer service locations in 40 states, extending from coast to coast and Alaska.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements include the annualized cash distribution rate and are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s prospectus dated February 3, 2006, and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.

Energy Transfer Equity, L.P.

John W. McReynolds,

214-981-0700

www.energytransfer.com

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	May 31, 2006	August 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,805	$33,459
Marketable securities	4,510	3,452
Accounts receivable, net of allowance for doubtful accounts	494,459	847,028
Accounts receivable from related parties	2,284	2,295
Deposits paid to vendors	85,177	65,034
Inventories	456,518	302,893
Price risk management assets	80,238	138,961
Prepaid expenses and other assets	56,626	72,056

Total current assets	1,206,617	1,465,178

PROPERTY, PLANT AND EQUIPMENT, net	3,341,855	2,887,750
LONG-TERM PRICE RISK MANAGEMENT ASSETS	5,143	41,687
INVESTMENT IN AFFILIATES	36,985	37,353
GOODWILL	355,003	353,608
INTANGIBLES AND OTHER ASSETS, net	124,564	131,544

Total assets	$5,070,167	$4,917,120

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITIES:
Working capital facility	$—	$17,026
Accounts payable	513,189	818,810
Accounts payable to related parties	97	410
Customer deposits	13,374	88,038
Price risk management liabilities	33,388	104,772
Accrued and other current liabilities	181,919	170,157
Accrued distribution payable	32,589	—
Accrued distribution payable of subsidiary	61,382	—
Accrued interest	29,040	15,581
Income taxes payable	1,221	2,063
Deferred income taxes	4,061	—
Current maturities of long-term debt	39,737	39,376

Total current liabilities	909,997	1,256,233

LONG-TERM DEBT, less current maturities	2,173,666	2,275,965
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	363	30,517
LONG-TERM AFFILIATED PAYABLE	—	2,005
NONCURRENT DEFERRED INCOME TAXES	210,501	215,118
OTHER NONCURRENT LIABILITIES	9,740	13,284
MINORITY INTERESTS	1,466,998	1,212,135

	4,771,265	5,005,257

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL (DEFICIT):
General partner capital	152	772
Common Unitholders (134,003,277 and 0 units authorized, issued and outstanding at May 31, 2006 and August 31, 2005, respectively)	225,953	—
Class B Unitholders (2,521,570 and 0 units authorized, issued and outstanding at May 31, 2006 and August 31, 2005, respectively)	53,133	—
Limited partners’ deficit (0 and 116,503,277 limited partner units issued and outstanding at May 31, 2006 and August 31, 2005, respectively)	—	(62,216)
Accumulated other comprehensive income (loss)	19,664	(26,693)

Total partners’ capital (deficit)	298,902	(88,137)

Total liabilities and partners’ capital (deficit)	$5,070,167	$4,917,120

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

(unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2005	2006	2005
REVENUES:
Midstream and transportation and storage	$1,211,549	$1,849,518	$5,503,385	$3,673,730
Propane and other	208,786	182,231	783,386	662,061

Total revenues	1,420,335	2,031,749	6,286,771	4,335,791

COSTS AND EXPENSES:
Cost of products sold, midstream and transportation and storage	1,020,692	1,708,917	4,765,113	3,359,391
Cost of products sold, propane and other	126,675	108,081	481,712	396,687
Operating expenses	102,969	90,372	305,336	224,122
Depreciation and amortization	31,205	28,429	93,242	76,874
Selling, general and administrative	23,417	20,524	134,412	43,813

Total costs and expenses	1,304,958	1,956,323	5,779,815	4,100,887

OPERATING INCOME	115,377	75,426	506,956	234,904

OTHER INCOME (EXPENSE):
Interest expense	(11,786)	(26,229)	(90,025)	(66,350)
Equity in losses of affiliates	(150)	(307)	(318)	(161)
Gain (loss) on disposal of assets	22	(138)	556	(665)
Gain (loss) on extinguishment of debt	—	1,446	(5,060)	(6,550)
Interest income and other, net	8,911	11,090	12,407	11,474

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	112,374	61,288	424,516	172,652

Income tax expense	1,264	2,458	26,240	5,168

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS	111,110	58,830	398,276	167,484

Minority interests	(67,839)	(34,386)	(290,969)	(91,439)

INCOME FROM CONTINUING OPERATIONS	43,271	24,444	107,307	76,045

DISCONTINUED OPERATIONS:
Income from discontinued operations	—	930	—	5,498
Gain on the sale of discontinued operations, net of tax expense	—	104,562	—	104,562
Minority interest in income from discontinued operations	—	(50,118)	—	(53,060)

Total income from discontinued operations	—	55,374	—	57,000

NET INCOME	43,271	79,818	107,307	133,045

GENERAL PARTNER’S INTEREST IN NET INCOME	219	781	611	1,121

LIMITED PARTNERS’ INTEREST IN NET INCOME	$43,052	$79,037	$106,696	$131,924

BASIC NET INCOME PER LIMITED PARTNER UNIT
Limited Partners’ income from continuing operations	$0.32	$0.23	$0.86	$0.71
Limited Partners’ income from discontinued operations	—	0.52	—	0.54

NET INCOME PER LIMITED PARTNER UNIT	$0.32	$0.75	$0.86	$1.25

BASIC AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	136,524,847	105,640,451	124,790,594	105,640,451

DILUTED NET INCOME PER LIMITED PARTNER UNIT
Limited Partners’ income from continuing operations	$0.31	$0.18	$0.84	$0.57
Limited Partners’ income from discontinued operations	—	0.42	—	0.43

NET INCOME PER LIMITED PARTNER UNIT	$0.31	$0.60	$0.84	$1.00

DILUTED AVERAGE NUMBER OF LIMITED PARTNER UNITS OUTSTANDING	136,524,847	132,072,452	124,790,594	132,072,452

VOLUMES SOLD THROUGH ENERGY TRANSFER PARTNERS, L.P.:
Midstream
Natural gas MMBtu/d – sold	1,216,424	1,499,978	1,423,410	1,376,179
NGLs Bbls/d – sold	10,902	13,711	10,224	13,914
Transportation and storage
Natural gas MMBtu/d – transported	4,797,307	3,487,769	4,500,308	3,214,842
Natural gas MMBtu/d – sold	1,303,033	1,546,728	1,572,223	1,660,567
Propane operations (in gallons)
Retail propane	91,514	94,025	346,010	346,156
Wholesale	19,299	15,690	67,143	59,707

ENERGY TRANSFER EQUITY, L.P. - PARENT COMPANY

DISTRIBUTABLE CASH

(in thousands)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the third quarter of fiscal 2006:

Three Months Ended May 31, 2006
Distributable Cash:
Cash distributions from Energy Transfer Partners, L.P. associated with:
General partner interest:
Standard distribution rights	$2,076
Incentive distribution rights	14,009
Limited partner interest:
33,843,690 common units	21,575
2,570,150 class F units	1,638
Special distributions:
33,843,690 common units	1,100
2,570,150 class F units	84

Total cash expected from Energy Transfer Partners, L.P.	40,482
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses, and other	(460)
Interest expense, net, and before the effects of unrealized gains on interest rate swaps	(6,134)

Distributable Cash	$33,888

Cash distributions to be paid to the limited partners of Energy Transfer Equity, L.P.:
Distribution per limited partner unit	$0.2375

Distributions to be paid to public unitholders	13,855
Distributions to be paid to affiliates	17,971
Distributions to be paid to class B unitholders	599
Distributions to be paid to general partner of Energy Transfer Equity, L.P.	164

Total cash distributions to be paid by Energy Transfer Equity, L.P. to its partners	$32,589

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activites” for the Parent Company on a stand-alone basis:
Net Income	$43,271
Adjustments to derive Distributable Cash:

Equity in income of subsidiaries	(41,828)
Quarterly distribution expected from Energy Transfer Partners, L.P.	40,482
Unrealized gains on interest rate swaps	(8,037)

Distributable Cash	33,888
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activites

Quarterly distribution expected from Energy Transfer Partners, L.P.	(40,482)
Cash distribution received from Energy Transfer Partners, L.P. in April 2006	42,646
Net effect of changes in operating accounts	215

Net cash provided by operating activites for Parent Company on stand-alone basis	$36,267